First Quarter 2009 Earning Conference Call Script
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RINO International Corporation
2009 First Quarter Earnings
May 18th, 2009, 10:00 am ET

Operator:

Good day, ladies and gentlemen.  Thank you for standing by.  Welcome to the RINO International Corporation Fourth Quarter and Fiscal Year 2008 Earnings Conference Call. My name is (Operator Name) and I will be your operator for today. During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star followed by the one on your touchtone phone.  Please press star, zero for operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.  This conference is being recorded today, Monday, May 18th, 2009.

I would now like to turn the conference over to Matt Hayden, President of HC International.  Please proceed Matt.

Matthew Hayden:

Thank you.  And we’d like to thank all the shareholders and investors who have joined us today for RINO International’s First Quarter 2009 Earnings Conference Call. Joining us today are RINO’s CEO, Mr. Dejun Zou, and the Company’s chairperson Ms. Jianping Qiu. Today, I am going to provide a summary of the financial results for the first quarter 2009 ended March 31st, 2009. In addition, I will discuss more details about the business and outlook for 2009. After the presentation, the management will field questions.

Very quickly, I’m going to run through the Safe Harbor Statement.  This conference call may contain forward-looking information about the company, RINO International Corp., its direct and indirect subsidiaries, including Innomind Group Limited, Dalian Innomind Environment Engineering Co., Dalian RINO Environmental Engineering Science and Technology and Dalian RINO Environment Project Design Co.  Forward-looking statements are statements that are not historical facts.  These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate," or any negative connotation thereof or comparable terminology; and statements which include discussions of strategy; and statements about industry trends, future performance, operations, and products of each of the entities above referenced.  Actual results and performance could vary significantly, and we would point you to the company’s filings and disclosure in Form 10-Q that we filed on May 15th with the SEC.

On behalf of Mr. David Zou, Director and CEO, and Ms. Amy Qiu, the Chairperson of the Board, I will give a brief introduction to RINO’s business and start the discussion of 2009’s first quarter financial results.

Based in Dalian, Liaoning province, RINO International designs, manufactures, installs and services environmental protection and energy saving equipment for the Chinese iron and steel industry. The Company’s customers are large, state-owned iron and steel companies. Major product lines are waste water treatment and air exhaust emission equipment which filters out sulphur and other pollutants created as by product of steel manufacturing. The company also provides anti-oxidation products and equipment which are used on the hot-rolled steel manufacturing lines to increase yield, save energy and increase profits.

Along with the robust growth of China’s iron and steel companies, the industry has produced large amounts of waterborne and airborne industrial waste and pollution, and as a consequence it faces strict and increasingly stringent governmental mandates to reduce or eliminate sulphur dioxide emissions and ensure that any water returned to the environment is clean. Failure to meet mandated emission and discharge standards can result in financial penalties and is even becoming grounds for plant closings. Strict pollution regulations in addition to government subsidies, specifically tax credits to speed adoption, have been the principal drivers of this industry opportunity and our organic growth.

For more history and overview of the company, we would gladly furnish you with RINO’s investor relations packet which includes 2009 PowerPoint presentation, company profile, and company brochure.   Please feel free to contact us at info@hcinternational.net and we will forward the associated information.

Following is a quick summary of the Company’s performance for the 2009 first quarter, which ended March 31, 2009.

●	First Quarter Net Sales Increased 87.0% to $35.6 Million while Net Income Increased 148.5% to $12.5 Million with EPS of $.50 vs. $.20
●	On March 31, 2009, the balance sheet contained $47.9 million in cash and cash equivalents
●	Cash Flow from operations was $27.6 million for the first three months of 2009
●	Backlog on March 31, 2009 was $61.8 million

We’re pleased to announce that RINO continued its solid growth during the first quarter, which experienced year-over-year increases in all of its major product lines. Revenue for the first quarter of 2009 was $35.6 million, up 87.0% from $19.0 million in the first quarter of 2008. Specifically during the first quarter vs. Q1 2008, the company recorded $25.7 million in desulphurization projects, an increase of 106.1%, $7.2 million in wastewater treatment system sales, an increase of 232.3% and $2.4 million in anti-oxidation equipment and coatings compared to $1.6 million recorded in the same period 2008. We recorded $0.3 million in machining service revenues, a decrease of 91.2%, as the company focused its resources on executing larger projects under timelines and utilized its staff to accommodate the majority of the work as opposed to outside independent contractors.

During the Q – the top three projects which contributed to revenue and are still underway included
•	$8.5 million for a desulphurization system
•	$12.6 million for a desulphurization system
•	$14.7 million for 2 desulphurization systems for same customer

We expect to finish these projects in next two quarters.

As a component of sales in the first quarter of 2009, desulphurization constituted approximately 72.2% of revenue, while wastewater treatment equipment was 20.3%.  Anti-oxidation equipment and coatings were 6.8% of total revenue, and machining services accounted for 0.7%.

We have continued to execute on the growth we have articulated to you during the past year and are very pleased with strength in all three business segments.

Cost of sales for the first quarter of 2009 was $19.7 million compared to $11.3 million in same period 2008, an increase of 73.6%. Gross profit was $16.0 million in the first quarter of 2009 compared to $7.7 million for the same period in 2008, an increase of $8.2 million or 106.6%. Gross margins were 44.8% versus 40.5% in the first quarter of 2009 and 2008, respectively. The improvement of gross margins was attributed to enhanced cost control of service contracts in addition to a favorable decline in raw material prices.

Total operating expenses for the first quarter of 2009 were $3.4 million versus $2.2 million for the same period in 2008. The commission expenses increased from $1.0 million for the first quarter of 2008 to $2.0 million in the first quarter, 2009, while operating expenses as a percentage of revenues decreased to 9.5% from 11.6% for the same period, 2008. Operating margins were 35.3% compared to 29.0%.

Net income for the first quarter of 2009 increased 148.5% to $12.5 million, from $5.0 million in the same period a year ago. The company did not incur income taxes during the first quarter of 2009 due to Dalian Innomind’s tax holiday which lasts through end of this year

Diluted earnings per share for first quarter 2009 and 2008 were $0.50 and $0.20, respectively, based on 25.0 million and 25.2 million fully diluted shares outstanding, respectively.

China’s new income tax law, taking effect in year 2008, exempts environmental protection companies from corporate income tax.  In addition, the company also enjoys a 2 year tax holiday afforded to foreign based entities. Accordingly, we did not pay or accrue any income taxes during 2008 and we do not expect to incur income taxes during 2009.

Now, I would like to cover some highlights from the balance sheet and then statement of cash flows.

RINO continue to collect a significant amount of receivables during the first quarter and ended March 31st with $47.9 million in cash on books, up 142.7% as compared to $19.7 million reported on December 31, 2008. The Company reported $8.8 million in short term loans outstanding – this was drawn from a $15 million line with Pudong Shanghai Bank.  RINO has no long term debt and believes that the company has sufficient cash, along with projected cash to be generated by the business to support operations and growth plan for 2009. We expect the cash position to decrease in the second quarter as we are seeing several new projects coming in the pipeline.

The company had $83.8 million in working capital as of March 31st, 2009 compared to $70.9 million by the end of 2008, and a current ratio of 3.5:1.

The accounts receivable balance was $39.1 million on March 31st, 2009, compared to $51.5 million at year-end 2008. Associated DSO’s were 99 compared to 115 days for the fourth quarter. Bringing this number down is a goal for 2009.  As we have discussed previously, the accounts receivable are held by large steel producers, mainly billion dollars SOEs, Over the history of the firm, the Company has not written off any measurable accounts receivable, and we do not maintain a bad debt reserve as these are for the most part government obligations.

Net cash provided by operating activities was nearly $27.6 million for the first quarter of 2009, as compared to net cash used in operations of approximately $3.6 million in the same period ended March 31, 2008. An increase in net income, cash received from accounts receivable, increase in tax payable and cash receivable from customers for deposits contributed to increased cash flows from operations, offset by an increase in advances for inventory purchases, and a decrease in accounts payable.

Now, let’s look at some specifics on our business and recent events.

Recently, RINO entered into a Waiver and Amendment Agreement (the "Amendment Agreement") with a majority of the shareholders of the Company's common stock issued in the private placement transaction consummated on October 5, 2007 (the "Private Financing"). A copy of this Amendment Agreement was filed as an exhibit on Form 8-K filed by RINO International Corp. with the Securities and Exchange Commission. Please refer to the Form 8-K for detail information.

For those of you new to the story our FGD system utilizes advanced, patented production and automation technology to filter sulfur emissions which are directed into the desulfurization tower from the sinter (where coal heats iron ore to make steel), instead of being discharged into the atmosphere. RINO's system generates calcium sulfate through an acid-base reaction and can be re-utilized in other industrial activities.

Something which is extremely important for our shareholders to understand is that our business in not correlated to the steel industry which thankfully is doing considerably better than it was in the second half of 2008.  Our business is driven more by policy, environmental regulations which are mandating steel manufacturers to install these systems – THEY DON’T HAVE A CHOICE AND THE FINES FOR NOT COMPLYING ARE INCREASING. Funds have been allocated by both the current 5-year plan and the recently announced $586 billion stimulus plan to support these initiatives in multiple industries including ours.  More specifically, the government is providing a full tax credit (not deduction) for the amount of the system installed. In addition, cash subsidies are available for some SOE’s so essentially the sinter-coal desulphurization systems are a no cost, no loose proposition.

Lastly, during 2007 we launched an anti-oxidation system for steel producers. This patented system is totally unique to this market and addresses hot flat rolled steel, which comprises more than 90% of what China makes.  It has an application system which sits on the production line and sprays a proprietary coating over the steel when its glowing hot (which is between 600-1000 degrees Celsius). Typically the loss in yield through oxidation for continuous cast systems is about 2-5%– this means the oxidized steel must be reprocessed which utilizes more water, more coal, produces more pollution lowers output yield. Our system can lower oxidation by about 60% and has a high ROI.  It costs about $1.4 million for the equipment and then about $1 for enough coating to cover 1 ton of steel.

During the first quarter of 2009, we recorded $2.4 million in revenues in this product line and currently have 1 system installed at a steel producer – Also during the Q, approximately $1.7 million of revenues were derived from the coating the machines apply to the hot flat rolled steel.

Capacity utilization in the first quarter was still at approximately 100% with a significant amount of manufacturing and assembly work being performed offsite near our customers’ locations. Given the size of these projects this is the only efficient way to complete these projects and it optimizes our engineers and work crews.

Please note that there is no non-cash equity compensation charge in 2009. As you will see going through the balance of this year, the comparable results for 2008 will include a significant non-cash equity compensation charge associated with a Make Good management entered into during its initial capital raise.

Backlog for the projects signed but not yet completed on March 31 was approximately $61.8 million (420 million RMB).

Management would like to reiterate revenue guidance for calendar year 2009 of $176.5 million representing at least 26.7% year-over-year growth.  Management expects year-over-year revenue growth in all of its major business lines, including at least 10% for wastewater treatment, 50% for desulphurization, and 300% for anti-oxidation.  Management believes gross margins for 2009 will range from 35% to 40%, with fluctuations possible on a quarterly basis due to outsourcing work necessary to meet installation requirements and deadlines across a large number of projects.

Prior to moving into Q&A I want to make sure we address the CFO situation – the company has made a decision and is in the final stages of hiring the candidate we mentioned in last conference call. This is our highest priority and we expect to announce in next 30 days. The delay came from here getting a new visa to travel back to Dalian and complete the contract and begin working.

And finally, for these new shareholders I want to mention that management owns 70% of the company and thus their goals are very much aligned with yours which is to maximize the value of the company in the public markets.  The critical component is executing and communicating and they believe a listing and retention of a bilingual CFO will help the company’s stature in the institutional and sell-side components of the financial markets.

This concludes my summary.  Thanks very much. We will now open the call to any questions you may have for the management team. I will have Rita Jiang from our firm to do the translation for Mr. Zou, Director and CEO of RINO International.

Operator:                                             We will now begin the question and answer session.  As a reminder, if you have a question, please press the star followed by the one on your touchtone phone.  If you’d like to withdraw your question, please press the star followed by the two.  If you are using speaker equipment, you will need to lift your handset before making your selection.  One moment, please, for our first question.

Once again, ladies and gentlemen, if you wish to ask a question, please press the star followed by the one on your touchtone phone.  If you’re using speaker equipment, you will need to lift your handset before making your selection.

And at this time, I show no questions in the queue.  I’d like to turn the call back over to you for any closing remarks.

Matt Hayden:                        Again, we wish to thank all of our investors for all of their support and continued interest in RINO International, and for your participation and attendance at this earnings conference call.  We look forward to updating you on the RINO’s progress and seeing you at investor conferences in China, the U.S. and hopefully at the Company’s facilities in the near future.

Thank you all again very much.

Operator:                                        Ladies and gentlemen, this concludes the RINO International Corporation Second Quarter 2008 Earnings Conference Call.  This conference will be available for replay.  If you would like to listen to a replay of today’s conference, please dial 303-590-3030 or 1-800-406-7325, with an access code of 3910637.  Once again, those number are 303-590-3030 or 1-800-406-7325, and the access code of 3910637.

Thank you for your participation.  You may now disconnect.